Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
9/23/2024	Chris Delucchi, Hines
Chris.Delucchi@hines.com

HINES PRIVATE WEALTH SOLUTIONS SUCCESSFULLY CLOSES TWO MULTIFAMILY PRIVATE OFFERINGS
(HOUSTON) – Hines, the global real estate investment manager, today announced the successful closure of two private offerings through Hines Private Wealth Solutions, designed specifically for private wealth investors. This achievement underscores Hines’ steadfast commitment to the Living sector, with a particular focus on multifamily properties.

Hines has demonstrated its exceptional expertise in today’s market environment and this milestone reflects the firm’s strategic vision and ability to navigate complex economic landscapes, further solidifying its position as a trusted leader in the real estate investment industry.

Hines closed Hines Ann Arbor Multifamily LLC, a private placement offering for a multifamily development project in Ann Arbor, Michigan, and an offering of interests in HREX Multifamily II DST, a Delaware Statutory Trust (“DST”). The DST owns The Emerson, a luxury apartment complex in Centreville, Virginia.

“We have conviction in the multifamily sector, particularly in strategic US markets, and were pleased to provide these two diverse investment opportunities to the private wealth channel,” said Alfonso Munk, CIO-Americas at Hines. “These two offerings demonstrate how Hines Private Wealth Solutions has provided a strong match for the diverse needs of individual investors,” added Paul Ferraro, global head of Hines Private Wealth Solutions.

Hines Ann Arbor Multifamily LLC allowed investors to make direct investments alongside Hines and Simon Property Group, two of the world’s leading institutional real estate firms, in the Ann Arbor project, which aims to complete a four-story, 370-unit Class A multifamily development with premier amenities by late summer 2026.

HREX Multifamily II, DST gave qualified investors the ability to complete a like-kind exchange of property under Internal Revenue Code Section 1031. The offering presented a compelling solution to aid in the deferment of capital gains and other taxes while providing the opportunity to diversify real estate holdings through the ownership of an institutional-quality asset. The Emerson, a 355-unit Class A property, is 96% leased as of June 30, 2024. This asset was sourced by Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”), which has a $4.26B portfolio as of August 31, 2024, diversified by geography and property type with a focus on dynamic sectors and markets. HREX Multifamily II DST is a subsidiary of HGIT.

As of June 30, 2024, the private wealth platform has raised over $11 billion through an array of offerings, including non-traded real estate investment trusts, private placements, and tax-deferred exchanges. For additional information about Hines Private Wealth Solutions LLC, visit hinesprivatewealth.com.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $93.0 billion1 of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 5,000 employees in 31 countries draw on our 67-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2024.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT's investments and any implementation can be overridden or ignored at HGIT's sole discretion.

No Offer of Securities

This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. The offerings described herein have closed.